EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 29, 2021 (except for Notes 7, 19 and 20, as to which the date is March 31, 2022) with respect to the consolidated financial statements included in the Annual Report of Acacia Research Corporation on Form 10-K for the year ended December 31, 2020. We consent to the incorporation by reference of said report in the Registration Statements of Acacia Research Corporation on Forms S-3 (File No. 333-249984) and on Forms S-8 (File No. 333-189135 and File No. 333-217878).
/s/ GRANT THORNTON LLP
Newport Beach, California
March 31, 2022